                                                         UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 30, 2010

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)
                                                                       Commission File No. 1-15555

                 Tennessee                                                                                     87-0267438
(State or other jurisdiction of                                                   (I.R.S. Employer Identification No.)
incorporation or organization)

11121 Kingston Pike Suite E, Knoxville, Tennessee 37934
(Address of Principal Executive Office)

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2010, the Company’s revolving credit facility with Sovereign Bank of Dallas, Texas (“Sovereign”)was assigned, at the request of the Company to F&M Bank & Trust Company (“F&M Bank”) also located in Dallas, Texas.  Under the facility as assigned, loans and letters of credit continue to be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $20 million or the Company’s borrowing base in effect from time to time. The credit facility is secured by substantially all of the Company’s producing and non-producing oil and gas properties and pipeline and the Company’s methane project assets.  The credit facility includes certain covenants with which the Company is required to comply.  These include covenants concerning leverage, interest coverage, minimum liquidity, and general and administrative coverage ratios.

On July 30, 2010, the Company and F&M Bank also entered into an amendment to the credit facility, which increased the Company’s borrowing base from $11 million to $14 million, set the interest rate to the greater of prime plus 0.25% or 5.25% per annum, eliminated the monthly commitment reduction, and changed the maturity date to January 30, 2012.

The next borrowing base review under the credit facility as assigned and amended will take place in January 2011.  The total borrowing by the Company under the facility prior to the assignment and amendment of the facility was $9.9 million.  Although the borrowing base has been increased by the amendment effective July 30, 2010, the Company has not undertaken any additional borrowing under the credit facility and the borrowings under the credit facility remain at $9.9 million.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: August 5, 2010
Tengasco, Inc.

By: s/Jeffrey R. Bailey
       Jeffrey R. Bailey,
       Chief Executive Officer